WELLS-GARDNER ELECTRONICS CORPORATION

                                CREDIT AGREEMENT


Harris Trust and Savings Bank
Chicago, Illinois 60690

Gentlemen:

          The undersigned, Wells-Gardner Electronics Corporation, an Illinois corporation (the "Company"), applies to you (the "Bank") for your commitment, subject to all the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make credit accommodations available to the Company, all as more fully hereinafter set forth.

SECTION 1.       THE CREDIT.

          Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a revolving credit (the "Revolving Credit") to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to, but not including, the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the
Company in the form of Loans and Letters of Credit, all as more fully hereinafter set forth. The aggregate principal amount of all Loans plus the amount available for drawing under all Letters of Credit and the aggregate principal amount of all unpaid Reimbursement Obligations outstanding at any one time shall not exceed $7,000,000 (the "Commitment"), as such amount may be reduced pursuant to Section 3.4 hereof. During the period from and including the date hereof, to but not including the Termination Date, the Company may use the Commitment by borrowing, repaying and borrowing Loans in whole or in part and/or by having the Bank issue Letters of Credit, having such Letters of Credit expire or otherwise terminate without having been drawn upon or, if drawn upon, reimbursing the Bank for such drawing, and having the Bank issue new Letters of Credit, all in accordance with the terms and conditions of this Agreement.

          Section 1.2 Revolving Credit Loans. Subject to the terms and conditions hereof, the Revolving Credit may be availed of by the Company in the form of loans (individually a Loan and collectively the "Loans"). Each Loan shall be in a minimum amount of $10,000 (subject to the provisions of Section 2 hereof which require different minimum amounts in the case of Loans bearing interest with reference to Adjusted LIBOR). Each Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note") payable to the order of the Bank in the principal amount of $7,000,000. The Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Note shall be the sum of all Loans made under this Section less all payments of principal actually received by the Bank.

          Section 1.3.  Letters of Credit.
               (a) General Terms. Subject to all of the terms and conditions hereof, the Revolving Credit may be available in the form of commercial letters of credit issued by the Bank for the account of the Company (individually a "Letter of Credit" and collectively the "Letters of Credit"). For all purposes of this Agreement, Letters of Credit shall be deemed outstanding as of any one time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed Reimbursement Obligations then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.

               (b) Term. Each Letter of Credit issued hereunder shall expire not later than the earlier of (i) twelve (12) months from the date of issuance (or be cancelable not later twelve (12) months from the date of issuance and each renewal) or (ii) the Termination Date.

               (c)   General  Characteristics.   Each  Letter  of Credit  issued
          hereunder shall be payable in U.S. dollars, shall conform to the general requirements of the Bank for the issuance of commercial letters of credit as to form and substance, and shall be a letter of credit which the Bank may lawfully issue.

               (d) Applications. At the time the Company requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit, in the case of a continuing application), the Company shall execute and deliver to the Bank an application for such Letter of Credit in the form customarily prescribed by the Bank (individually an "Application" and collectively the "Applications"). Subject to the other provisions of this subsection, the obligation of the Company to reimburse the Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. This Agreement supersedes any terms of the Applications which are irreconcilably inconsistent with the terms hereof. Anything contained in the Applications to the contrary notwithstanding, (i) the Company shall pay fees in connection with each Letter of Credit as set forth in
          Section 2 hereof, (ii) prior to the occurrence of a Default or an Event of Default, the Bank will not call for collateral security for the obligations of the Company under the Applications, and (iii) prior to the occurrence of a Default or an Event of Default, the Bank will not call for the funding of a Letter of Credit by the Company prior to being presented with a draft drawn thereunder (or, in the event the draft is a time draft, prior to its due date). The Company hereby irrevocably authorizes the Bank to charge any of its deposit accounts maintained with the Bank for the amount necessary to reimburse the Bank for any drafts drawn under Letters of Credit issued hereunder.

               (e) Outstanding Letters of Credit. The Company and the Bank each hereby agree that (i) certain commercial letters of credit (a) IM number 94254 issued by the Bank in the amount of $312,896.60 and (b) IM number 97149 issued by the Bank in the amount of $1,892,967.64, each constitute a "Letter of Credit" for all purposes of this agreement to the same extent, and with the same force and effect, as if such Letter of Credit had been issued at the request of the Company hereunder, and (ii) (a) that certain Application and Agreement for Irrevocable Commercial Letter of Credit for the benefit of the Company to the Bank, executed and delivered to the Bank in connection with the Bank s commercial letter of credit IM number 94254 and (b) that certain Application and Agreement for Irrevocable Commercial Letter of Credit for the benefit of the Company to the Bank, executed and delivered to the Bank in connection with the Bank s commercial letter of credit IM number 97149; each constitute an "Application" for all purposes of this Agreement to the same extent, and with the same force and effect, as if such Application had been executed and delivered by the Company to the Bank hereunder.

          Section 1.4. Reimbursement Obligations. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Bank each draft drawn and presented under a Letter of Credit issued by the Bank hereunder not later than 12:00 noon on the date provided for in the relevant Application (Chicago time) (the obligation of the Company under this Section 1.4 with respect to any Letter of Credit is a "Reimbursement Obligation"). The Company's obligation to repay all Reimbursement Obligations shall be absolute and unconditional, as more fully set forth in the relevant Application. If at any time the Company fails to pay any Reimbursement Obligations when due, the Company shall be deemed to have automatically requested a Domestic Rate Portion Loan from the Bank hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay the such Reimbursement Obligation. Such Loan shall only be made if no Default or Event of Default shall exist and upon approval of the Bank, and shall be subject to availability under the Commitment. If such Loan is not made by the Bank for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Bank upon demand and shall bear interest at the Default Rate.

          Section 1.5. Manner and Disbursement of Borrowing. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the
Loan requested (which shall be a Business Day) and  the   amount of  such Loan.
Each Loan shall initially constitute part of the applicable Domestic Rate Portion except to the extent the Borrower has otherwise timely elected a LIBOR Portion as provided in Section 2 hereof. Subject to the provisions of Section
6.1 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds, such funds to be deposited in the Company s general account with the Bank known as Account Number 444-366-9. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and in the event any telephonic notice conflicts with any written confirmation, such notice shall govern if the Bank has acted in reliance thereon.

SECTION 2.     INTEREST ON LOANS AND CHANGE IN CIRCUMSTANCE.

          Section 2.1.  Interest Rate Options.

               (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to the Adjusted LIBOR ("LIBOR Portions"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by the Note which is not part of a LIBOR
          Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. Anything contained herein to the contrary notwithstanding, there shall not be more than three (3) LIBOR Rate Portions outstanding at any one time. The Company promises to pay interest on each Portion at the rates and times specified in this
          Section 2.

                    (b) Domestic Rate Portion. Each Domestic Rate Portion applicable to the Note shall bear interest (which the Company promises to pay at the times herein provided) at the rate per annum equal to the Domestic Rate as in effect from time to time, provided that if any Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof at the rate per annum determined by adding the Default Rate to the interest rate which would otherwise be applicable thereto from time to time. Interest on each Domestic Rate Portion shall be payable monthly on the last day of each month (commencing September 30, 1995) and at maturity of the Note (whether by lapse of time, acceleration or otherwise). Interest after maturity shall be due and payable upon demand. Any change in the interest rate on any Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective as of the date of the relevant change in the Domestic Rate.

               (c)  LIBOR  Portions.   Each  LIBOR Portion  shall  bear interest
          (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum determined by adding one and three-quarters percent (1 3/4%) to Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times herein provided), whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding the Default Rate to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the
          Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and at maturity (whether by lapse of time, acceleration or otherwise) and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, then on the date occurring every three (3) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion as of and on the last day of such Interest Period. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. Each LIBOR Portion applicable to the Note shall be in a minimum amount of $1,000,000 or such greater amount which is an integral multiple of $100,000.

          Section 2.2. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

          Section 2.3. Manner of Rate Selection. The Company shall notify the Bank (i) by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion applicable to the Note be created or that any part of the Domestic Rate Portion applicable to the Note be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into the Domestic Rate Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative, without the necessity of independent investigation, the Company hereby indemnifies the Bank from any liability or loss ensuing from so acting.

          Section 2.4. Change of Law. Notwithstanding any other provisions of this Agreement or of the Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected Portion into the Domestic Rate Portion available hereunder, subject to the terms and conditions of this Agreement.

          Section 2.5. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or of the Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any LIBOR Portion, in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

          Section 2.6. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portion contemplated by this Agreement (whether or not having the force of law) shall:

          (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

          (ii) subject the Bank, any LIBOR Portion or the Note to the extent it evidences such Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

          (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank or its lending branches); or

          (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any LIBOR Portion or the Note to the extent it evidences any LIBOR Portion; and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be deemed conclusive if reasonably determined.

          Section 2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

          (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

          (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such reasonable loss, cost or expense (such loss, cost or expense will not include any allocated salary of employees of the Bank). If the Bank requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be deemed conclusive if reasonably determined.

          Section 2.8. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loan hereunder at such of its branches or offices as the Bank may from time to time elect.

          Section 2.9. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.5, 2.6, and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR for such Interest Period.

          SECTION 3. FEES, PREPAYMENTS, TERMINATIONS, APPLICATIONS AND CAPITAL ADEQUACY.

          Section  3.1.    Letter of  Credit  Fees.   On  the  date of
          issuance of each Letter of Credit, and as a condition thereto, the Company shall pay to the Bank a fee for the issuance of such Letter of Credit which the Bank shall customarily impose; on the date a draft is drawn thereunder, the Company shall pay to the Bank a fee equal to one-quarter of one percent (1/4%) of the amount drawn on the related Letter of Credit so drawn. In addition to the letter of credit fee called for by the immediately preceding sentence, the Company further agrees to pay to the Bank such standard processing and transaction fees and charges as the Bank may from time to time customarily impose in connection with the processing and payment of letters of credit and drafts drawn thereunder.

               Section 3.2 Audit Fees. The Company shall pay to the Bank charges for performed by the Bank or its agents or representatives from time to time in such amounts as the Bank may from time to time request (the Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar audits), with such charges not to exceed $800 per audit plus all out-of-pocket expenses incurred by the Bank in connection with each audit absent a Default or Event of Default; provided, however, that in the absence of any Default or Event of Default, the Company shall not be required to reimburse the Bank for more than one (1) such audit per calendar year.

               Section 3.3.  Voluntary Prepayments.

                    (a) Domestic Rate Portion. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $10,000) the Domestic Rate Portion of the Note at any time upon notice to the Bank prior to 11:00 a.m.
               (Chicago time) on the date fixed for prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

                    (b) LIBOR Portions. The Company may prepay, without premium or penalty, any LIBOR Portion of the Note only on the last date of the then applicable Interest Period, in whole or in part (but, if in part, then in an amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000) upon three (3) Business Days prior written notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment and shall specify the amount to be repaid); provided, however, that the outstanding principal amount of any LIBOR Portion applicable to the Note prepaid in part shall not be less than $1,000,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period. Any prepayment of any LIBOR Portion not made in accordance with the terms of this
               Section 3.3(b) shall be subject to the funding indemnity provisions of Section 2.7 hereof.

               Section 3.4. Terminations. The Company shall have the right at any time and from time to time, upon five (5) Business Days' prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $500,000) the Commitment, provided that the Company may not terminate any portion of the Revolving Credit which represents outstanding Loans, Letters of Credit or Reimbursement Obligations. Any termination of the Revolving Credit pursuant to this Section may not be reinstated.

               Section  3.5.    Place   and  Application  of  Payments  and
          Collections. All payments of principal, interest, fees and all other Obligations payable hereunder shall be made to the Bank at its principal office in Chicago, Illinois no later than 11:00 a.m. (Chicago time) on the date any such payment is due and payable. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed or measured by the net income of the Bank). Unless the Company otherwise directs, principal payments shall be first applied to the Domestic Rate Portion until payment in full thereof, with any balance applied to the LIBOR Rate Portions in the order in which their Interest Periods expire.

               Section 3.6. Notations. The amount and date of each Loan and the amount and date of each payment of principal and interest thereon shall be recorded by the Bank on its books and records or, at its options, recorded on a schedule attached to the Note, and the amount of principal and interest shown on such books and records or schedule as owing on the Note from time to time shall be prima facie evidence of the amount so owing in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount owing on the Note together with accrued interest thereon. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of any Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.)

               Section 3.7. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder or for the credit which is the subject matter hereof to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

          SECTION 4.     DEFINITIONS, INTERPRETATION.

               Section 4.1.   Definitions.   The following terms  when used
          herein shall have the following meanings:

               "Adjusted LIBOR" means a rate per annum determined by the Bank pursuant to the following formula:

                    Adjusted LIBOR =         LIBOR
                                   ______________________
                                   100% - Reserve Percentage

               "Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits. Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

               "Affiliate" means any Person, directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

               "Agreement" means this Credit Agreement,  as the same may be
               amended,  modified   or  restated  from  time   to  time  in
               accordance with the terms hereof.

               "Application" is defined in Section 1.3(d) hereof.

               "Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(b) hereof, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named by any Authorized Representative of the Company in a written notice to the Bank.

               "Bank" is defined in the introductory paragraph hereof.

               "Business Day" means a day (other than a Saturday or Sunday) on which the Bank is not authorized or required to close in Chicago, Illinois, and, when used with respect to LIBOR Portions, a day when the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

               "Capital Lease" means at any date any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

               "Capitalized Lease Obligation" means the amount of liability as shown on the balance sheet of any Person in respect of a Capital Lease as determined at any date in accordance with GAAP.

               "Code" means the Internal Revenue Code of 1986, as amended and any successor statute thereto.

               "Commitment" is defined in Section 1.1 hereof.

               "Company" is defined in the introductory paragraph hereof.

               "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any Subsidiary, are treated as a single employer under Section 414 of the Code.

               "Current Ratio" means, as of any time the same is to be determined, the ratio of (x) current assets of the Company to (y) current liabilities of the Company plus the Obligations owing hereunder, whether or not such Obligations would be classified as a current liability in accordance with GAAP, but otherwise determined in accordance with GAAP consistantly applied.

               "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

               "Default Rate" means two percent (2%).

               "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day; and
               (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business
               Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 3/8 of 1% (0.375%).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

               "Event of Default" means any event or condition identified as such in Section 8.1 hereof.

               "GAAP" means generally accepted accounting principles as in effect from time to time applied by the Company on a basis consistent with the preparation of the Company's most recent financial statement furnished to the Bank pursuant to
               Section 7.5 hereof.

              "Indebtedness  for  Borrowed  Money"  means  for  any  Person
               (without  duplication)  (i)  all  indebtedness   created,
               assumed  or  incurred  in  any  manner   by  such  Person
               representing money  borrowed (including  by the  issuance
               of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not
               such Person  has assumed  or   become   liable  for   the
               payment   of   such  indebtedness,  (iv) all  Capitalized
               Lease   Obligations  of   such   Person,  and   (v)   all
               obligations of such Person on or with respect to letters of credit, banker's acceptances and other evidences of indebtedness representing extensions of credit whether or not representing obligations for borrowed money.

               "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two
               (2), three (3), or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that, the foregoing provision relating to the Interest Period is subject to the following:

               (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii)  no  Interest   Period  may   extend  beyond   the
               Termination Date;

               (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

               (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

               For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

               "Letter of Credit" means any and all letters of credit at any time issued by the Bank for the account of the Company.

               "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capital lease or other title retention arrangement.

               "Loan Documents" means this Agreement, the Applications and the Note.

               "Loans" is defined in Section 1.2 hereof.

               "Net Income" means, with reference to any period, the net income (or net deficit) of the Company for such period as computed in accordance with GAAP, and without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income.

               "Note" is defined in Section 1.2 hereof.

               "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all fees and charges payable on the Letters of Credit, the Reimbursement Obligations and all other payment obligations of the Company arising under or relating to any Loan Document, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether now existing or hereafter arising and howsoever held, evidenced or acquired.

               "Old Loan Facility" means the $3,500,000 revolving loan facility made available to the Company by the Bank under the terms of Floating Rate Loan-Procedures Letter, as amended and evidenced by a promissory note of the Company made payable to the Bank in such principal amount, both dated August 17, 1992.

               "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

               "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

               "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group
               is then  making   or  accruing   an  obligation   to  make
               contributions or has within the preceding five plan years made contributions.

               "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Reimbursement Obligation" is defined in Section 1.5 hereof.

               "Revolving Credit" is defined in Section 1.1 hereof.

               "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interest of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

               "Tangible Net Worth" means, as of any time the same is to be determined, the excess of total assets of the Company over total liabilities of the Company, total assets and total liabilities each to be determined in accordance with GAAP, excluding, however, from the determination of total assets (i) all notes receivable from officers and employees of the Company and its Affiliates (ii) all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and
               (iii) the write-up of assets above cost.

               "Termination Date" means September 30, 1998, or such earlier date on which the Revolving Credit is terminated pursuant to Sections 8.2 and 8.3 hereof.

               "Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Company determined on a consolidated basis in accordance with GAAP, and in any event including all indebtedness and liabilities of any other Person which the Company may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection in the ordinary course of business), all indebtedness and liabilities secured by any Lien on any Property of the Company, whether or not the same would be classified as a liability on a balance sheet, the liability of the Company in respect of banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Company in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

               "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to PBGC or the Plan under Title IV of ERISA.

               "Welfare Plan" means a "welfare plan", as said term is defined in Section 3(1) of ERISA.

               Section 4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

          SECTION 5.     REPRESENTATIONS AND WARRANTIES.

               The Company represents and warrants to the Bank as follows:

               Section 5.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Illinois, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, and in which the failure to do so qualify would result in a material adverse change in the financial condition, Properties, business or operations of the Company. The Company has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Note in evidence thereof, to grant to the Bank a Lien on the assets and properties of the Company, and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters or things herein or therein provided for, contravene any provision of law or any charter or by-law provision of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties.

               Section   5.2.     Subsidiaries.     The   Company  has   no
          Subsidiaries.

               Section 5.3. Margin Stock. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock or extend credit to others for the purpose of purchasing or carrying any such margin stock.

               Section 5.4. Financial Reports. The statement of financial condition of the Company as at December 31, 1994 and the related statements of income, retained earnings and cash flows of the Company for the fiscal year then ended and accompanying notes thereto, which financial statements are accompanied by the audit of KPMG Peat Marwick, independent public accountants, and the unaudited interim statement of financial condition of the Company as at July 31, 1995 and the related statements of income and cash flows of the Company for the seven
          (7) months then ended heretofore furnished to the Bank, fairly present the financial condition of the Company as at said dates and the results of its operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. The Company has no contingent liabilities which are material to it other than as indicated on said financial statements..

               Section 5.5. No Material Adverse Change. Since July 31, 1995 there has been no change in the condition (financial or otherwise) or business prospects of the Company except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

               Section  5.6.  Full  Disclosure.   The statements  and other
          information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

               Section 5.7. Litigation. There is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company which if adversely determined would result in any material adverse change in the financial condition, Properties, business or operations of the Company.

               Section 5.8. Tax Returns. The United States federal income tax returns of the Company for the taxable year ended December 31, 1994, and for all taxable years ended prior to said date have been properly filed, and any additional assessments in connection with any of such years have been paid. There are no objections to or controversies or assessments due in respect of the United States federal income tax returns of the Company for any taxable year ending after December 31, 1994 pending, nor to the knowledge of the Company is any such objection, controversy or assessment threatened.

               Section 5.9. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document.

               Section 5.10. Good Title. The Company has good and defensible title to its assets as reflected on the most recent balance sheet of the Company furnished to the Bank (except for sales of assets by the Company in the ordinary course of its business), subject to no Liens other than such thereof as are permitted by Section 7.12 hereof.

               Section 5.11. Affiliates. The Company is not a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to the Company than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

               Section 5.12. ERISA. The Company is in compliance in all material respects with ERISA to the extent applicable to it and has received no notice to the contrary from the PBGC or any other governmental entity or agency; and the Company would have no liability to PBGC in respect of unfunded employee benefit plan liabilities if all employee benefit plans covering any officers or employees of the Company had been terminated as of the date hereof.

               Section 5.13. Compliance with Laws. The Company is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to the Properties or business operations of the Company (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes or substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company. The Company has not received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries.

               Section 5.14. Other Agreements. The Company is not in default under the terms of any covenant, indenture or agreement of or affecting the Company or any of its Properties, which default, if uncured, would have a material adverse effect on the financial condition, Properties, business or operations of the Company.

               Section 5.15. No Default. No Default or Event of Default has occurred or is continuing.

          SECTION 6.  CONDITIONS PRECEDENT.

               The obligation of the Bank to make any Loan pursuant hereto or to issue any Letter of Credit hereunder shall be subject to the following conditions precedent:

               Section 6.1. All Advances. As of the time of the making of each Loan (including the initial Loan) or as of the time of the issuance of each Letter of Credit hereunder:

              (a)   each of the representations and warranties set forth in
              Section 5 hereof and in the other Loan Documents shall be true and correct as of said time, except that the representations and warranties made under Section 5.4 shall be deemed to refer to the most recent financial statements furnished to the Bank pursuant to Section 7.5 hereof;

              (b) the Company shall be in full compliance with all of the terms and conditions hereof and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing;

              (c) such extension of credit shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect;

              (d) in the case of the issuance of any Letter of Credit, the Bank shall have received a properly completed Application therefor together with the fees called for hereby; and

              (e) with respect to each requested Loan or Letter of Credit, after giving effect to the requested extension of credit and to each Loan that has been made or Letter of Credit issued, such extension of credit, taken together with all Loans, Letters of Credit, and Reimbursement Obligations, would not exceed the Commitment.

          The request for any Loan or Letter of Credit pursuant hereto shall be and constitute the Company s warranty as to the foregoing effects.

              Section 6.2. Initial Advance. At or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:

               (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

                    (i)  the Note;

                    (ii) the Bank shall have received an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives;

                    (iii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request;

               (b) legal matters incident to the execution and delivery of this Agreement, the other Loan Documents and to the transactions contemplated hereby and thereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Bank and its counsel;

               (c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Company, and the lack of material contingent liabilities of the Company;

               (d) the Bank shall have received a good standing certificate for the Company (dated as of the date no earlier than fifteen (15) days prior to the date hereof) from the Office of the Secretary of State of Illinois and each state in which it is qualified to do business as a foreign corporation; and

               (e) the Bank shall have received such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

          SECTION 7.  COVENANTS.

               The Company agrees that, so long as any amount remains unpaid on the Note or any Reimbursement Obligation, or any Letter of Credit remains outstanding or undrawn, or any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

               Section 7.1. Corporate Existence, Etc. The Company shall at all times preserve and maintain its corporate existence. The Company will preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business, in which the failure to do so would result in a material adverse change in the financial condition, Properties, business or operations of the Company

               Section 7.2. Maintenance of Properties. The Company will maintain, preserve and keep its Properties in good repair, working order and condition (ordinary wear and tear excepted) and will from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

               Section 7.3. Taxes and Assessments. The Company will duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or against its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves are provided therefor.

               Section 7.4. Insurance. The Company will insure and keep insured in good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards or risks as are insured by Persons similarly situated and operating like Properties; and the Company will insure such other hazards and risks (including employers' and public liability risks) in good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses.

               Section 7.5. Financial Reports. The Company will maintain a standard and modern system of accounting in accordance with GAAP and will furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company as the Bank may reasonably request; and without any request, will furnish to the Bank:

               (a) Monthly Reports. As soon as available, and in any event within 45 days after the close of each calendar month, (i) a copy of the statement of financial condition as of the last day of such month and the statements of income and cash flows of the Company for such period then ended, all in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP and certified to by the chief financial officer of the Company, and (ii) a status report detailing, among other things, accounts receivable and aging in reasonable detail as of the close of business on the last day of such month, prepared by you and certified to by your chief financial officer;

               (b) Yearly Reports. As soon as available, and in any event within 90 days after the close of each fiscal year of the Company, a copy of the statement of financial condition of the Company as of the close of such fiscal year and statements of income, retained earnings and cash flows of the Company for such period then ended, and accompanying notes thereto, all in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of KPMG Peat Marwick or another firm of independent public accountants of recognized national standing, selected by the Company and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the financial condition of the Company as of the close of such fiscal year and the results of operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

               (c) SEC and Other Reports. Promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, registration statement or prospectus filed by the Company with any securities exchange or the Securities and Exchange Commission or any successor agency; and

               (d) Adverse Change. Promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding against the Company which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company or of the occurrence of any Default or Event of Default hereunder.

          Each financial statement furnished to the Bank pursuant to clause
          (b) of this Section shall be accompanied by a written certificate in the form attached hereto as Schedule 7.5 signed by the chief financial officer of the Company to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statement or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 7.7, 7.8, 7.9 and 7.10 of this Agreement. The Company shall, in any event, provide the Bank a certificate as aforesaid with any written notice delivered to the Bank pursuant to clause (d) of this Section.

               Section 7.6. Inspection and Field Audit. The Company will permit the Bank and its duly authorized representatives and agents to visit and inspect any of the Properties, corporate books and financial records of the Company, to examine and make copies of the books of accounts and other financial records of the Company, and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Company authorizes such accountants to discuss with the Bank the finances and affairs of the Company) at such reasonable times and reasonable intervals as the Bank may designate. Prior to a Default or an Event of Default, the Bank agrees to provide the Company notice of any face-to-face meetings with such accoutants and to provide the Company an opportunity to be present at such meetings, and shall notify the Company of any discussions with such accountants regarding a Default or Event of Default hereunder.

               Section 7.7. Current Ratio. The Company will at all times maintain a Current Ratio of not less than 1.75 to 1.0.

               Section 7.8.  Tangible Net Worth.   The Company will, at all
          times during each of the periods specified below, maintain Tangible Net Worth at not less than:

                                 Tangible Net Worth
          From and Including     To and Including      Shall  Not  Be  Less
          Than:

          The date hereof        December 31, 1995          $9,000,000

          January 1, 1996 and each
          December 31, 1996 and each                             *
          January 1 thereafter December 31 thereafter

          * the sum of (i) the previous period s Tangible Net Worth Requirement and (ii) 50% of the previous fiscal year s Net Income, provided the Tangible Net worth requirement shall not be decreased should the previous periods Net Income be a negative number.

               Section 7.9. Leverage Ratio. The Company will at all times maintain a ratio of Total Liabilities to Tangible Net Worth of not more than .75 to 1.0.

               Section 7.10. Capital Expenditures. The Company will not expend or become obligated for capital expenditures (as determined in accordance with GAAP) in an aggregate amount in excess of the amount properly charged to depreciation on the books of the Company for the immediately preceding fiscal year.

               Section 7.11. Indebtedness for Borrowed Money. The Company will not issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money; provided, however, that the foregoing provisions shall not restrict nor operate to prevent:

               (a) the Obligations of the Company owing to the Bank and other indebtedness and obligations of the Company from time to time owing to the Bank;

               (b) Capital  Lease Obligations in  an aggregate amount   not
               to  exceed $300,000 at any one  time outstanding; and

               (c) purchase money indebtedness secured by Liens permitted by Section 7.12(d) hereof in an aggregate amount not to exceed $200,000 at any one time outstanding.

               Section 7.12. Liens. The Company will not create, incur or permit to exist any Lien of any kind on any Property owned by the Company; provided, however, that this Section shall not apply to nor operate to prevent:

               (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been established therefor;

               (b) mechanics', workmen's, materialmen's, landlords', carriers', warehousemen's or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the Lien;

               (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company secured by a pledge of assets permitted under this clause, including interest and penalties thereon, if any, shall not be in excess of $50,000 at any one time outstanding; and

               (d) purchase money Liens  securing indebtedness permitted by
               Section 7.11(c) hereof by the vendor in respect of equipment now owned or hereafter acquired by the Company (not extending to any other Property), or Liens on equipment so acquired (not extending to any other Property) existing at the time of acquisition thereof, or renewals, extensions and refundings of any such Liens (not extending to any other Property), provided that the principal amount of indebtedness secured by any such Lien shall not exceed 80% of the cost or fair market value, whichever is less, of the Property covered by such Lien at the time of the creation thereof or the acquisition of such Property.

               Section 7.13. Investments, Acquisitions, Loans, Advances and Guaranties. The Company will not directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

               (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

               (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;
               (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000.00 which have a maturity of one year or less; and

               (d) endorsement of items for deposit or collection in the ordinary course of business.

               Section 7.14. Operating Leases. The Company will not acquire the use or possession of any Property under a lease or similar arrangement, whether or not the Company has the express or implied right to acquire title to or purchase such Property at any time if, after giving effect thereto, either (i) the aggregate amount of fixed rentals and other consideration payable by the Company over the remaining unexpired terms of all such leases or similar arrangements would exceed $1,000,000 or
          (ii) the aggregate amount of fixed rentals and other consideration payable by the Company under all such leases or similar arrangements would exceed $300,000 during any fiscal year of the Company. Capital Leases shall not be included in
          computing  compliance  with  this   Section  to  the  extent  the
          Company's  liability  in  respect  of the  same  is  permitted by
          Section 7.11 hereof.

              Section 7.15.   Sales and Leasebacks.  Except as permitted by
          Section 7.11(b), the Company will not enter into any arrangement with any bank, insurance company or any other lender or investor providing for the leasing by the Company of more than 10% in the aggregate at any one time outstanding of the Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor.

               Section 7.16. Dividends and Certain Other Restricted Payments. The Company will not during any fiscal year (a)
          declare or pay any dividends on any class or series of its capital stock (other than dividends payable solely in its capital stock), (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock, or (c) make any other distributions in respect of its capital stock.

               Section 7.17. Mergers, Consolidations and Sales. The Company will not, without the Bank's prior written consent, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (except for sales of inventory in the ordinary course of business), or in any event sell or discount (with or without recourse) any of its notes or accounts receivable. The term "substantial" as used herein shall mean the sale, lease or other disposition of Property of the Company in any fiscal year of 10% or more of such Property of the Company.

               Section 7.18. ERISA. The Company will promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company will promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the incurrence of any event with respect to any Plan which would result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit.

               Section 7.19. Burdensome Contracts With Affiliates. The Company will not enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Company than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

               Section 7.20. No Changes in Fiscal Year. The Company will not change its fiscal year from its present basis without the prior written consent of the Bank.

               Section 7.21. Formation of Subsidiaries. The Company will not form or acquire any Subsidiary without the prior written consent of the Bank.

               Section 7.22. Compliance with Laws. The Company will comply in all material respects with the requirements of all federal, state and local laws, rules, regulations and orders applicable to or pertaining to the Properties or business operations of the Company, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company.

               Section 7.23. Initial Loan Proceed Application. The Company shall apply all proceeds of the initial Loan hereunder first to the payment in full of any and all indebtedness, obligations and liabilities of the Company to the Bank owing under the Old Loan Facility (whereupon such facility shall expire and the Bank shall be under no further obligation to extend credit thereunder), and thereafter as directed by the Company in accordance with the terms hereof.

          SECTION 8.      EVENTS OF DEFAULT AND REMEDIES.

               Section 8.1. Events of Default. Any one or more of the following shall constitute an Event of Default hereunder:

               (a) default in the payment when due (whether by lapse of time, acceleration or otherwise) of any principal or interest on the Note, any Application, any Reimbursement Obligation or any fee or other Obligation payable by the Company hereunder or under any other Loan Document; or

               (b) default in the observance or performance of any covenant set forth in Sections 7.5, 7.6, 7.7, 7.8, 7.9, 7.10, 7.12,
               7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.21 hereof; or

               (c) default in the observance or performance of any other provision hereof, any Application or of any other Loan Document which is not remedied within thirty (30) days after written notice thereof to the Company by the Bank; or

               (d) any representation or warranty made by the Company herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

               (e) any event occurs or condition exists (other than those described in clauses (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void; or

               (f) default shall occur under any evidence of Indebtedness for Borrowed Money in an aggregate principal amount exceeding $25,000 at any time outstanding, issued, assumed, or guaranteed by the Company or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

               (g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $10,000.00 shall be entered or filed against the Company or against any of its Property and remains unvacated, unbonded or unstayed for a period of 30 days; or

               (h) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $50,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $50,000 (collectively, a Material Plan ) shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any other member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

               (i) the Company shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to  pay, its debts  generally as they  become due,
               (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof; or

               (j) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any substantial part of any of its Property, or a proceeding described in Section 8.1(i)(v) shall be instituted against the Company, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

               Section  8.2.  Non-Bankruptcy  Default Remedies.   When  any
               Event   of  Default  described   in clauses (a) through (h),
               both inclusive, of Section 8.1 has occurred and is continuing, the Bank or any holder of the Note may, by notice to the Company, take either or both of the following actions:

               (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice; and

               (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other amounts payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind.

               Section 8.3. Bankruptcy Default Remedies. When any Event of Default described in clauses (i) or (j) of Section 8.1 has occurred and is continuing, then the Note, including both principal and interest and all fees and charges payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate.

               Section 8.4. Cash Collateralization of Letters of Credit in Default. When any Event of Default, other than an Event of Default in subsections (i) or (j) of Section 8.1, has occurred the Company shall, upon demand of the Bank, and when any Event of Default described in clauses (i) or (j) of Section 8.1 has occurred the Company shall, without notice or demand from the Bank, immediately pay to the Bank the full amount of each Letter of Credit then outstanding, the Company agreeing to immediately make such payment and acknowledging and agreeing that the Bank would have an adequate remedy at law for failure of the Company to honor any such demand and that the Bank shall have the right to require the Company to specifically perform such undertaking whether or not any draws have been made under any such Letters of Credit.

          Section 9.     Miscellaneous.

               Section 9.1. Holidays. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

               Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

               Section 9.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

               Section 9.4. Costs and Expenses. The Company agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder and in connection with the transactions contemplated hereby or thereby and in connection with any consents hereunder or waivers or amendments hereto, including the fees and out-of-pocket expenses of counsel for the Bank in an amount not to exceed $2500, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated); and all costs and expenses (including attorneys' fees), if any, incurred by the Bank or any other holder of the Obligations in connection with the enforcement of this Agreement, any other Loan Document or any other instrument or document to be delivered hereunder or in connection with any action, suit or proceeding brought against the Bank by any Person which arises out of the transactions contemplated hereby or out of any action or inaction by the Bank hereunder or thereunder. In addition, at the time of requesting any amendment hereof or consent or waiver hereunder, the Company must negotiate with the Bank a fee to the Bank for engaging in and documenting any such action.

              Section 9.5. Documentary Taxes. The Company agrees to pay any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

              Section 9.6. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and of the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

               Section  9.7.    Notices.   Except  as  otherwise  specified
          herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:.

                  To the Company at:

                  Wells-Gardner Electronics Corporation
                  2701 North Kildare
                  Chicago, IL  60639
                  Attention:    Mr.  Anthony Spier and
                                Mr.  Richard L. Conquest
                  Telephone: (312) 292-5605
                  Telecopy:  (312) 252-8072

                  To the Bank at:

                  Harris Trust and Savings Bank
                  P.O. Box 755
                  111 West Monroe Street
                  Chicago, Illinois 60690
                  Attention: Middle Market D, Market Manager
                  Telephone: (312) 461-6158
                  Telecopy:  (312) 765-1655

          Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.

               Section  9.8.   Headings.    Section headings  used  in this
          Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

               Section 9.9. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

               Section 9.10. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

               Section 9.11.   Binding  Nature, Governing Law,  Etc.   This
          Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Note. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Company may not assign its rights hereunder without the written consent of the Bank.

               Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

               Dated in Chicago, Illinois as of this 2nd day of October, 1995.


                                        WELLS-GARDNER ELECTRONICS CORPORATION

                                        By: RICHARD L. CONQUEST
                                        (Vice President of Finance, Chief
                                        Financial Officer, Secretary and
                                        Treasurer)

               Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                        HARRIS TRUST AND SAVINGS BANK

                                        By:  DAVID ALTHOFF
                                        (Vice President)


                                      EXHIBIT A

                        WELLS-GARDNER ELECTRONICS CORPORATION

                                REVOLVING CREDIT NOTE


                                                  Chicago, Illinois
          $7,000,000                              October 2, 1995


          On the Termination Date, for value received, the undersigned, WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation
          (the  "Company"), promises  to pay  to  the order of HARRIS TRUST
          AND SAVINGS BANK (the "Bank") at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) SEVEN MILLION AND 00/100 DOLLARS ($7,000,000), or (ii) the lesser amount as may be at the time of maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

               This Revolving Credit Note evidences Loans made or to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of even date herewith between the Company and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") and the Company promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

               Each advance made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company, against this Revolving Credit Note, any repayment of principal hereon, the status of each such loan as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period Applicable thereto, shall be endorsed by the holder hereof on a schedule to this Revolving Credit Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Revolving Credit Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Revolving Credit Note, the entries so endorsed on a schedule to this Revolving Credit Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Revolving Credit Note, the status of each advance from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

               This Revolving Credit Note is issued by the Company under the terms and provisions of the Credit Agreement and this Revolving Credit Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Revolving Credit Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

               This Revolving Credit Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws. The Company promises to pay all costs and expenses (including attorneys'
          fees) suffered or incurred by the holder hereof in collecting this Revolving Credit Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

                                        WELLS-GARDNER ELECTRONICS CORPORATION

                                        By:  RICHARD L. CONQUEST
                                        (Vice President of Finance, Chief
                                        Financial Officer, Secretary and
                                        Treasurer)